Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES NET INCOME FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2009

(Beverly, MA) July 23, 2009—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (NYSE Amex: “BNV”) (the “Company”) and its subsidiary, Beverly National Bank (the “Bank”), announced the Company’s results for the quarter and six months ended June 30, 2009.

The Company reported net income for the quarter ended June 30, 2009 of $666,000, or basic and fully diluted earnings of $0.25 per share, compared to net income of $1.0 million, or basic and fully diluted earnings of $0.38 per share, for the same quarter last year. Net income for the quarter was impacted by pre-tax charges of $443,000 for transaction-related expenses and the FDIC’s special assessment, which was applicable to all FDIC insured institutions. During the quarter, the Company evaluated several potential affiliation transactions and on June 16, 2009 the Company entered into an Agreement and Plan of Merger which provides for the proposed merger of the Company with and into Danvers Bancorp, Inc. Consummation of the merger transaction is subject to a number of customary conditions including receipt of all necessary regulatory and shareholder approvals. Aggregate transaction related expenses for the above matters for the quarter totaled $217,000.

The Company also reported net income for the six months ended June 30, 2009 of $1.6 million, or basic and fully diluted earnings of $0.60 per share, compared to net income of $1.9 million, or basic and fully diluted earnings of $0.72 per share, for the same period last year.

The periods presented reveal an increase in net interest and dividend income after the provision for loan losses, a reduction in noninterest income and a higher level of noninterest expense. The slight improvement in net interest and dividend income after the provision for loan losses is primarily a result of the reduction in cost of funds, spurred by lower interest rates than in the comparable periods last year. This decline outweighed the lower yields on the Bank’s interest-earning assets, as the Bank’s liabilities were set to reprice in a more accelerated manner than its assets. The net interest margin for the three and six months ended June 30, 2009 was 3.99% and 4.16%, respectively, compared to 3.97% and 3.88%, respectively, for the same periods last year.

Noninterest income decreased for the three and six months ended June 30, 2009 as compared to the same periods last year, as fees collected on deposit and loan services declined. Income from wealth management services and the sale of non-deposit products also declined, as they were impacted by the current economic environment and a decline in the market value of assets under management. Noninterest expenses increased, primarily a result of an industry-wide increase in FDIC insurance assessments, which rose from $10,000 and $20,000, respectively, for the three and six months ended June 30, 2008 to $376,000 and $511,000, respectively, for the three and six months ended June 30, 2009. The current year amounts include the June 30, 2009 special assessment, a charge to the Bank of an estimated $226,000. It is generally anticipated that the FDIC regular assessment will continue at increased rates due to significant decreases in the reserves of the FDIC’s Deposit Insurance Fund and that another special assessment charge may be necessary later in 2009.

President Fournier stated, “While we find ourselves in the midst of an incredibly challenging operating environment for a financial institution, we are proud to be reporting strong core operating results for the quarter and six months ended June 30, 2009. During the periods presented, the banking industry faced challenges brought on by increasing unemployment, a recessionary economy, rising levels of loan delinquencies, a growing number of foreclosures and additional asset write-offs by many banks across the country. I am pleased to report that despite such challenges, the Bank maintained strong loan asset quality and remains a strong community bank committed to providing commercial and consumer credit. We remain focused on maintaining our core earnings base and strong asset quality in 2009.”

The Company made provisions for loan losses during the three and six months ended June 30, 2009 of $150,000 and $375,000, respectively, compared to $235,000 and $363,000, respectively, for the same periods last year. The level of provision in 2009 has been driven by the decrease in the size of the loan portfolio and the resulting increase in the coverage ratio. In addition, the quality of the loan portfolio has remained strong despite challenging economic conditions and concerns over potential reduction in real estate collateral values. Non-performing loans totaled $163,000, or 0.05%, of total loans at June 30, 2009, compared to non-performing loans of $233,000, or 0.07%, of total loans at June 30, 2008. The allowance for loan losses totaled $4.5 million, or 1.4%, of total loans at June 30, 2009, an increase from 1.2% at December 31, 2008. President Fournier stated, “Our discipline and adherence to sound underwriting standards enabled our asset quality to remain strong while many in the banking industry are facing write-downs and charge-offs. Nonetheless, in the current economic environment it is prudent to continue to build loan loss reserves, even if at levels less than recent prior periods.”

Total assets as of June 30, 2009 amounted to $497.7 million, an increase of $12.2 million, or 2.5%, compared to $485.5 million at December 31, 2008. Cash and cash equivalents totaled $41.6 million, an increase of $25.0 million, or 150.6%, from $16.6 million at December 31, 2008. Loans, net of the allowance for loan losses, totaled $321.7 million, a decrease of $12.9 million, or 3.9%, from $334.6 million at December 31, 2008. Deposits increased $30.8 million, or 9.1%, and Federal Home Loan Bank advances decreased $27.3 million, or 32.3%, from $84.4 million at December 31, 2008. Securities sold under agreements to repurchase increased $7.4 million, or 55.6%, from $13.3 million at December 31, 2008. Total stockholders’ equity was $42.0 million, or 8.4% of total assets, and the book value increased from $15.41 at December 31, 2008 to $15.63 at June 30, 2009, a result of the Company’s net income and the decrease in unrealized losses on available-for-sale securities. President Fournier stated, “We remain focused on maintaining asset quality, improving operating efficiencies, identifying sound growth opportunities, and closely monitoring changes in economic conditions in the areas we operate.” As of June 30, 2009, the Bank continued to meet the definitions and regulatory capital requirements of a well-capitalized institution.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash and due from banks	$11,118	$9,046
Federal funds sold	7,390	6,550
Interest-bearing demand deposits with other banks	22,176	591
Short-term investments	913	363

Cash and cash equivalents	41,597	16,550
Investments in available-for-sale securities (at fair value)	103,415	103,623
Federal Home Loan Bank stock, at cost	4,171	4,086
Federal Reserve Bank stock, at cost	554	553
Loans, net of the allowance for loan losses of $4,493 and $4,127, respectively	321,695	334,639
Premises and equipment	8,277	8,386
Bank owned life insurance	7,093	6,950
Accrued interest receivable	1,689	1,769
Other assets	9,169	8,949

Total assets	$497,660	$485,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$74,058	$74,872
Interest-bearing	296,256	264,661

Total deposits	370,314	339,533
Federal Home Loan Bank advances	57,087	84,425
Securities sold under agreements to repurchase	20,680	13,289
Other liabilities	7,612	7,220

Total liabilities	455,693	444,467

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,934,364 shares as of June 30, 2009 and December 31, 2008; outstanding, 2,685,472 shares as of June 30, 2009 and December 31, 2008	7,336	7,281
Paid-in capital	23,228	22,917
Retained earnings	18,986	18,459
Treasury stock, at cost (248,892 shares as of June 30, 2009 and December 31, 2008)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (30,180 shares as of June 30, 2009 and 15,755 shares as of December 31, 2008)	(550)	(323)
Accumulated other comprehensive loss	(2,663)	(2,926)

Total stockholders’ equity	41,967	41,038

Total liabilities and stockholders’ equity	$497,660	$485,505

Book value per share	$15.63	$15.41

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Interest and dividend income:
Interest and fees on loans	$4,727	$5,064	$9,561	$10,192
Interest on debt securities:
Taxable	1,003	1,173	2,114	2,295
Tax-exempt	123	120	247	241
Dividends on marketable equity securities	195	344	396	593
Other interest	16	51	26	139

Total interest and dividend income	6,064	6,752	12,344	13,460

Interest expense:
Interest on deposits	1,056	1,606	2,071	3,538
Interest on other borrowed funds	537	732	1,089	1,427

Total interest expense	1,593	2,338	3,160	4,965

Net interest and dividend income	4,471	4,414	9,184	8,495
Provision for loan losses	150	235	375	363

Net interest and dividend income after provision for loan losses	4,321	4,179	8,809	8,132

Noninterest income:
Income from fiduciary activities	380	467	766	941
Fees from sale of non-deposit products	45	90	69	140
Service charges on deposit accounts	154	159	305	318
Other deposit fees	176	212	358	438
Income on cash surrender value of life insurance	74	75	148	148
Other income	215	190	362	390

Total noninterest income	1,044	1,193	2,008	2,375

Noninterest expense:
Salaries and employee benefits	2,214	2,246	4,425	4,461
Director fees	95	66	181	143
Occupancy expense	453	466	947	931
Equipment expense	188	231	367	477
Data processing fees	269	311	621	600
Marketing and public relations	86	115	187	220
Professional fees	415	164	632	330
FDIC insurance assessments	376	10	511	20
Other expense	407	400	792	769

Total noninterest expense	4,503	4,009	8,663	7,951

Income before income taxes	862	1,363	2,154	2,556
Income taxes	196	347	563	630

Net income	$666	$1,016	$1,591	$1,926

Comprehensive income	$635	$(287)	$1,840	$726

Earnings per share:
Weighted average shares outstanding	2,667,204	2,663,448	2,665,384	2,658,261

Weighted average diluted shares outstanding	2,669,032	2,667,014	2,666,409	2,662,035

Earnings per common share	$0.25	$0.38	$0.60	$0.72
Earnings per common share, assuming dilution	$0.25	$0.38	$0.60	$0.72
Dividends per share	$0.20	$0.20	$0.40	$0.40

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)

(unaudited)

	June 30, 2009	December 31, 2008
Balance sheet data:
Total assets	$497,660	$485,505
Total loans, net of allowance	321,695	334,639
Allowance for loan losses	4,493	4,127
Investments (1)	108,140	108,262
Deposits	370,314	339,533
Stockholders’ equity	41,967	41,038
Book value (at end of period)	$15.63	$15.41

Asset quality ratios:
Non-performing loans (2)	$163	$186
Non-performing loans to total loans	0.05%	0.05%
Non-performing assets to total assets (3)	0.03%	0.04%
Allowance for loan losses as a percentage of:
Non-performing loans	2,756%	2,219%
Total loans (at end of period)	1.38%	1.22%

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Earnings data:
Interest and dividend income	$6,064	$6,752	$12,344	$13,460
Interest expense	1,593	2,338	3,160	4,965

Net interest and dividend income	4,471	4,414	9,184	8,495
Provision for loan losses	150	235	375	363
Noninterest income	1,044	1,193	2,008	2,375
Noninterest expense	4,503	4,009	8,663	7,951

Income before income taxes	862	1,363	2,154	2,556
Income taxes	196	347	563	630

Net income	$666	$1,016	$1,591	$1,926

Per share data:
Net income (loss)-basic	$0.25	$0.38	$0.60	$0.72
Net income (loss)-diluted	0.25	0.38	0.60	0.72
Cash dividends	$0.20	$0.20	$0.40	$0.40
Weighted average shares:
Basic	2,667,204	2,663,448	2,665,384	2,658,261
Diluted	2,669,032	2,667,014	2,666,409	2,662,035

Financial ratios:
Return on average assets	0.54%	0.83%	0.65%	0.80%
Return on average equity	6.31%	8.86%	7.62%	8.39%
Net interest margin	3.99%	3.97%	4.16%	3.88%

(1)	Includes available-for-sale securities and stock in the Federal Reserve Bank and the Federal Home Loan Bank of Boston.
(2)	Non-performing loans are defined as nonaccrual loans and loans that are past due ninety days or more but still accruing interest.
(3)	Non-performing assets are defined as non-performing loans and other real estate owned.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, wealth management, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.